                                                                    EXHIBIT 3.17



                               EQUITY RESIDENTIAL

                            6.48% SERIES N CUMULATIVE
                           REDEEMABLE PREFERRED SHARES
                             OF BENEFICIAL INTEREST

                             ARTICLES SUPPLEMENTARY
                                     TO THE
                SECOND AMENDED AND RESTATED DECLARATION OF TRUST

         Equity Residential, a Maryland statutory real estate investment trust (the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland, pursuant to Section 8-203(b) of the Maryland REIT Law, as amended, that:

         FIRST: Pursuant to the authority granted by Article V of the Second Amended and Restated Declaration of Trust dated May 30, 1997 of Equity Residential, a Maryland statutory real estate investment trust (the "Trust"), as amended and supplemented (the "Declaration of Trust"), the Board of Trustees and duly authorized committees thereof adopted resolutions classifying and designating up to 600,000 preferred shares of beneficial interest of the Trust, $.01 par value per share (the "Preferred Shares"), as 6.48% Series N Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share (Liquidation Preference $250.00 per share) (the "Series N Preferred Shares"), with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which upon any restatement of the Declaration of Trust, may be made a part of Article XIII of the Declaration of Trust, with any appropriate changes in the enumeration or lettering of any section or subsection hereof on the following terms:

         SERIES N PREFERRED SHARES

         A.  CERTAIN DEFINITIONS.

         Unless the context otherwise requires, the terms defined in this paragraph A shall have, for all purposes of these Articles Supplementary, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

         "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

         "Closing Date of the Series N Preferred Shares Offering" shall have the meaning set forth in subparagraph (1) of paragraph C below.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Common Shares" shall mean the common shares of beneficial interest, $.01 par value per share, of the Trust.

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         "Declaration of Trust" shall have the meaning set forth in Article
First of these Articles Supplementary.

         "Distribution Period" shall have the meaning set forth in subparagraph
(4) of paragraph B below.

         "Event" shall have the meaning set forth in subparagraph (7)(c) of paragraph B below.

         "Junior Shares" shall have the meaning set forth in subparagraph (3) of paragraph B below.

         "Parity Shares" shall have the meaning set forth in subparagraph (3) of paragraph B below.

         "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter which participates in a public offering of the Series N Preferred Shares provided that the ownership of Series N Preferred Shares by such Underwriter would not result in the Trust being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Trust failing to qualify as a REIT.

         "Preferred Shares" shall mean preferred shares of beneficial interest of the Trust designated as or otherwise on a parity with the Series N Preferred Shares as to distributions and rights upon voluntary or involuntary dissolution, liquidation or winding up of the Trust as may be issued and outstanding from time to time, including Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series E Preferred Shares, Series G Preferred Shares, Series H Preferred Shares, Series K Preferred Shares, Series L Preferred Shares, Series M Preferred Shares, Series M-1 Preferred Shares, Series M-2 Preferred Shares, Series M-3 Preferred Shares, Series M-4 Preferred Shares, Series M-5 Preferred Shares, Series M-6 Preferred Shares, and Series M-7 Preferred Shares and any other shares so designated.

         "Quarterly Distribution Date" shall have the meaning set forth in subparagraph (4) of paragraph B below.

         "Record Date" shall have the meaning set forth in subparagraph (4) of paragraph B below.

         "REIT" shall mean a real estate investment trust under Section 856 of the Code.

         "Series N Preferred Shares" shall have the meaning set forth in subparagraph (1) of paragraph B below.

         "Series N Redemption Date" shall have the meaning set forth in subparagraph (6)(a) of paragraph B below.

         "Series N Redemption Price" shall have the meaning set forth in subparagraph (6)(a) of paragraph B below.

         "Special Triggering Event" shall have the meaning set forth in subparagraph (1) of paragraph C below.

         "Trust" shall have the meaning set forth in Article First of these Articles Supplementary.

         All other capitalized terms used but not defined shall have the meanings ascribed to them in the Declaration of Trust.

         B.  SERIES N PREFERRED SHARES.

         (1) Number. A series of Preferred Shares, consisting of 600,000 Preferred Shares designated as 6.48% Series N Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share (liquidation preference $250.00 per share) (the "Series N Preferred Shares") is hereby established.

         (2) Preferred Shares Issued Without Certificate. Some or all of the Series N Preferred Shares may be issued without certificates at the discretion of the officers of the Trust which may act through the transfer agent with respect to the Series N Preferred Shares.

         (3) Ranking. In respect of rights to receive distributions and to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Trust, the Series N Preferred Shares shall rank (i) senior to the Common Shares and any other class or series of shares of beneficial interest of the Trust ranking, as to distributions and upon liquidation, junior (collectively, the "Junior Shares") to the Preferred Shares, (ii) pari passu with any other Preferred Shares of the Trust and any other class or series of shares of beneficial interest of the Trust ranking, as to distributions and upon liquidation, pari passu (collectively, the "Parity Shares") with the Preferred Shares, and (iii) junior to any class or series of shares of beneficial interest of the Trust ranking, as to distributions and upon liquidation, senior to the Preferred Shares (when and if issued).

         (4) Distributions. (a) The holders of the then outstanding Series N Preferred Shares shall be entitled to receive, when and as authorized by the Board of Trustees and declared by the Trust out of any funds legally available therefor, cumulative distributions at the rate of $16.20 per share per year, payable in equal amounts of $4.05 per share quarterly in arrears in cash on the fifteenth day, or if not a Business Day, the next succeeding Business Day, of January, April, July and October in each year (each such day being hereinafter called a "Quarterly Distribution Date" and each period ending on a Quarterly Distribution Date being hereinafter called a "Distribution Period"), beginning on October 15, 2003, to shareholders of record at the close of business on the first day of the calendar month in which such Quarterly Distribution Date falls or such other date


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

as shall be fixed by the Board of Trustees at the time of declaration of the distribution (the "Record Date"), which shall not be less than 10 nor more than 45 days preceding the Quarterly Distribution Date. The amount of any distribution payable for the initial Distribution Period and for any other Distribution Period shorter than or longer than a Distribution Period shall be prorated and computed on the basis of a 360-day year of twelve 30-day months. Distributions on each Series N Preferred Share shall accrue and be cumulative from the date of original issue thereof, whether or not (i) distributions on such shares are earned or declared or (ii) on any Quarterly Distribution Date there shall be funds legally available for the payment of distributions. Distributions paid on the Series N Preferred Shares in an amount less than the total amount of such distributions at the time accrued and payable on such shares shall be allocated pro rata on a per share basis among all such shares at the time outstanding. Accrued but unpaid distributions on the Series N Preferred Shares will not bear interest and holders of the Series N Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions as described herein. Any distribution payment made on the Series N Preferred Shares shall first be credited against the earliest accrued but unpaid distribution due with respect to such shares which remains payable.

         (b) The amount of any distributions accrued on any Series N Preferred Shares at any Quarterly Distribution Date shall be the amount of any unpaid distributions accumulated thereon, to and including such Quarterly Distribution Date, whether or not earned or declared, and the amount of distributions accrued on any Series N Preferred Shares at any date other than a Quarterly Distribution Date shall be equal to the sum of the amount of any unpaid distributions accumulated thereon, to and including the last preceding Quarterly Distribution Date, whether or not earned or declared, plus an amount calculated on the basis of the annual distribution rate of $16.20 for the period after such last preceding Quarterly Distribution Date to and including the date as of which the calculation is made based on a 360-day year of twelve 30-day months.

         (c) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of beneficial interest of the Trust or otherwise, is permitted under Maryland law, amounts that would be needed, if the Trust were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series N Preferred Shares will not be added to the Trust's total liabilities.

         (d) Except as provided in these Articles Supplementary, the Series N Preferred Shares shall not be entitled to participate in the earnings or assets of the Trust.

         (e) If, for any taxable year, the Trust elects to designate as "capital gain dividends" (as defined in Section 857 of the Code), any portion (the "Capital Gains Amount") of the total dividends (within the meaning of the Code) paid (or treated as paid for federal income tax purposes) in such taxable year to holders of all classes of capital stock (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to holders of Series N Preferred Shares shall be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends paid (or treated as paid for federal income tax purposes) to the holders of the Series N preferred shares for the taxable year and the denominator of which shall be the Total Dividends.

         (f) So long as any Series N Preferred Shares are outstanding, no distributions, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Shares for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series N Preferred Shares for all Distribution Periods terminating on or prior to the distribution payment date for such class or series of Parity Shares. When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions declared upon Series N Preferred Shares and all distributions declared upon any other class or series of Parity Shares shall be declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series N Preferred Shares and accumulated and unpaid on such Parity Shares.

         (g) No distributions on Series N Preferred Shares shall be authorized by the Board of Trustees or be paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

         (5) Liquidation Rights.

         (a) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Trust, the holders of the Series N Preferred Shares then outstanding shall be entitled to receive and to be paid out of the assets of the Trust available for distribution to its shareholders, before any payment or distribution shall be made on any Junior Shares, the amount of $250.00 per Series N Preferred Share, plus accrued and unpaid distributions thereon.

         (b) After the payment to the holders of the Series N Preferred Shares of the full preferential amounts provided for in this paragraph B, the holders of the Series N Preferred Shares as such shall have no right or claim to any of the remaining assets of the Trust.

         (c) If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Trust, the amounts payable with respect to the preference value of the Series N Preferred Shares and any other shares of beneficial interest of the Trust ranking as to any such distribution on a parity with the Series N Preferred Shares are not paid in full, the holders of the Series N Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Trust in proportion to the full respective preference amounts to which they are entitled.

         (d) Neither the sale, lease, transfer or conveyance of all or substantially all the property or business of the Trust, nor the merger or consolidation of the Trust into or with any other entity or the merger or consolidation of any other entity into or with the Trust, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this paragraph B.

         (6) Redemption.

         (a) Optional Redemption. The Series N Preferred Shares shall not be redeemable by the Trust prior to June 19, 2008. On and after June 19, 2008 the Trust may, at its option, redeem at any time all or, from time to time, part of the Series N Preferred Shares at a price per share (the "Series N Redemption Price"), payable in cash, of $250.00 per Series N Preferred Share, together with all accrued and unpaid distributions to and including the date fixed for redemption (the "Series N Redemption Date"), without interest, to the extent the Trust has funds legally available for redemption.

         (b) Procedures for Redemption.

                  (i) Notice of any redemption will be mailed by the Trust, postage prepaid, or sent via overnight delivery service, not less than 30 days nor more than 60 days prior to the Series N Redemption Date, addressed to the holders of record of the Series N Preferred Shares to be redeemed at their addresses as they appear on the share transfer records of the Trust. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series N Preferred Shares except as to the holder to whom the Trust has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series N Preferred Shares may be listed or admitted to trading, such notice shall state: (A) the Series N Redemption Date; (B) the Series N Redemption Price; (C) the number of Series N Preferred Shares to be redeemed;
(D) the place or places where certificates for such shares are to be surrendered for payment of the Series N Redemption Price; and (E) that distributions on the shares to be redeemed will cease to accumulate on the Series N Redemption Date.

                  (ii) If notice has been mailed in accordance with subparagraph
(5)(b)(i) above and provided that on or before the Series N Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Trust, separate and apart from its other funds for the pro rata benefit of the holders of the Series N Preferred Shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Series N Redemption Date (unless the Trust defaults in the payment of the Series N Redemption Price), distributions on the Series N Preferred Shares so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series N Preferred Shares and all rights of the holders thereof as shareholders of the Trust (except the right to receive the Series N Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any certificated Series N Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Trust shall so require and the notice shall so state), such Series N Preferred Shares shall be redeemed by the Trust at the Series N Redemption Price. In case fewer than all the Series N Preferred Shares evidenced by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing the unredeemed Series N Preferred Shares without cost to the holder thereof.

                  (iii) Any funds deposited with a bank or trust company for the purpose of redeeming Series N Preferred Shares shall be irrevocable except that:

                           (A) the Trust shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                           (B) any balance of monies so deposited by the Trust and unclaimed by the holders of the Series N Preferred Shares entitled thereto at the expiration of two years from the applicable Series N Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Trust, subject to escheat laws, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Trust shall look only to the Trust for payment without interest or other earnings.

                  (iv) No Series N Preferred Shares may be redeemed except with funds legally available for the payment of the Series N Redemption Price.

                  (v) Unless full accumulated distributions on all Series N Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no Series N Preferred Shares shall be redeemed (unless all outstanding Series N Preferred Shares are simultaneously redeemed) or purchased or otherwise acquired directly or indirectly (except by conversion into or exchange for shares of beneficial interest of the Trust ranking junior to the Series N Preferred Shares as to distributions and upon liquidation); provided, however, that the foregoing shall not prevent the redemption of Series N Preferred Shares pursuant to
Article VII of the Declaration of Trust or the purchase or acquisition of Series N Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series N Preferred Shares.

                  (vi) If the Series N Redemption Date is after a Record Date and before the related Quarterly Distribution Date, the distribution payable on such Quarterly Distribution Date shall be paid on the Series N Redemption Date to the holder in whose name the Series N Preferred Shares to be redeemed are registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Quarterly Distribution Date or the Trust's default in the payment of the distribution due.

                  (vii) In case of redemption of less than all Series N Preferred Shares at the time outstanding, the Series N Preferred Shares to be redeemed shall be selected pro rata from the holders of record of such shares in proportion to the number of Series N Preferred Shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Trust. If fewer than all the Series N Preferred Shares represented by any certificate are redeemed, then new certificates representing the unredeemed shares shall be issued without charges to the holder thereof.

         (7) Voting Rights. Except as required by law and as provided in these Articles Supplementary, the holders of the Series N Preferred Shares shall not be entitled to vote at any meeting of the shareholders for election of trustees or for any other purposes or otherwise to participate in any action taken by the Trust or the shareholders thereof, or to receive notice (except for such notice as required by law) of any meeting of shareholders.

         (a) In any matter in which the Series N Preferred Shares are entitled to vote (as expressly provided herein), including any action by written consent, each Series N Preferred Share shall be entitled to 10 votes, each of which 10 votes may be directed separately by the holder thereof (or by any proxy or proxies of such holder). With respect to each Series N Preferred Share, the holder thereof may designate up to 10 proxies, with each such proxy having the right to vote a whole number of votes (totaling 10 votes per Series N Preferred Share).

         (b) Whenever distributions on any Series N Preferred Shares shall be in arrears for six or more quarterly periods, the holders of such Series N Preferred Shares, voting separately as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional Trustees of the Trust at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Shares so in arrears (or such other number of holders as may be specifically provided for in the terms establishing the voting powers of such series and unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all distributions accumulated on such Series N Preferred Shares for the past distribution periods and the then current distribution period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees of the Trust will be increased by two Trustees.

         (c) So long as any Series N Preferred Shares remain outstanding, the Trust will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series N Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking senior to the Series N Preferred Shares with respect to the payment of distributions or to the distribution of assets upon liquidation, dissolution or winding up of the Trust or reclassify any authorized shares of beneficial interest of the Trust into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Declaration of Trust or these Articles Supplementary, as such Articles Supplementary may be amended from time to time, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series N Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series N Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Trust may not be the surviving entity or the Series N Preferred Shares that remain outstanding may bear a new title, designation and/or be issued by a different issuer, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series N Preferred Shares and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other Preferred Shares, or (y) any increase in the amount of authorized Series N Preferred Shares or any other Preferred Shares, in each case ranking on a parity with or junior to the Series N Preferred Shares with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

         The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series N Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

         (8) Conversion. The Series N Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust, except into Excess Shares in connection with maintaining the ability of the Trust to qualify as a REIT.

         (9) Status of Redeemed or Reacquired Shares. All Series N Preferred Shares that have been issued and redeemed or reacquired in any manner by the Trust shall become unclassified Preferred Shares available for subsequent reclassification and issuance.

         C.  RESTRICTIONS ON TRANSFER.

         The Series N Preferred Shares shall be subject to the restrictions on transfer and ownership of Shares in Article VII of the Declaration of Trust, as supplemented below.

         (1) Certain Definitions. For purposes of the Series N Preferred Shares, any capitalized terms used but not defined in this paragraph C shall have the meanings ascribed to them in the Declaration of Trust and, furthermore, the following terms shall have the following meanings:

                  "Closing Date of the Series N Preferred Shares Offering" shall mean the time and date of payment for and delivery of Series N Preferred Shares (or depositary shares relating thereto) issued pursuant to the Trust's effective registration statement relating to such Series N Preferred Shares (or depositary shares relating thereto) filed under the Securities Act of 1933, as amended.

                  "Special Triggering Event" shall mean either (i) the redemption or purchase by the Trust of all or a portion of the outstanding shares of beneficial interest in the Trust, or (ii) a change in the value of the Series N Preferred Shares relative to any other class of beneficial interest in the Trust.

         (2) Special Triggering Event. If during the period commencing on the Closing Date of the Series N Preferred Shares Offering and prior to the Restriction Termination Date, a Special Triggering Event (if effective) or other event or occurrence (if effective) would result in any violation of section 7.2(a) of the Declaration of Trust (or would result in the Trust being

"closely held" within the meaning of Section 856(h) of the Code or would otherwise cause the Trust to fail to qualify as a REIT), then (i) the number of Series N Preferred Shares (rounded up to the nearest whole share) that would (but for this section) cause any Person to Beneficially Own either Series N Preferred Shares, or to Beneficially Own Series N Preferred Shares and any other shares of beneficial interest in the Trust, in violation of section 7.2(a) of the Declaration of Trust (or would result in the Trust being "closely held" or otherwise fail to qualify as a REIT) shall constitute "Excess Shares" and shall be treated as provided in Article VII of the Declaration of Trust. Such designation and treatment shall be effective as of the close of business on the Business Day prior to the date of the Special Triggering Event or other event or occurrence.

         (3) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this section, including any definition contained in paragraph
(1), the Board of Trustees shall have the power to determine the application of this section with respect to any situation based on the facts known to it (subject, however, to the provisions of Section 7.2(a) of the Declaration of Trust).

         (4) Exclusion of Other Rights.

         The Series N Preferred Shares shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in these Articles Supplementary (as such Articles Supplementary may be amended from time to time) and in the Declaration of Trust. The Series N Preferred Shares shall have no preemptive or subscription rights.

         (5) Headings of Subdivisions.

         The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         (6) Severability of Provisions.

         If any voting powers, preferences and relative, participating, optional and other special rights of the Series N Preferred Shares and qualifications, limitations and restrictions thereof set forth in these Articles Supplementary (as such Articles Supplementary may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series N Preferred Shares and qualifications, limitations and restrictions thereof set forth in these Articles Supplementary (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional or other special rights of Series N Preferred Shares and qualifications, limitations and restrictions thereof herein set forth shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series N Preferred Shares herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special right of Series N Preferred Shares and qualifications, limitations and restrictions thereof unless so expressed herein.

         SECOND: These Articles Supplementary have been approved by the Board of Trustees of the Trust in the manner and by the vote required by law.

         THIRD: The undersigned Executive Vice President of the Trust acknowledges these Articles Supplementary to be the act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned Executive Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                                     * * * *

         IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be signed in its name and on its behalf by its Executive Vice President and witnessed to by its Executive Vice President, General Counsel and Secretary this 18th day of June, 2003.


WITNESS:                                    EQUITY RESIDENTIAL

/s/ BRUCE C. STROHM                         /s/ DAVID J. NEITHERCUT
---------------------------------           ------------------------------------
Bruce C. Strohm,                            David J. Neithercut, Executive
Executive Vice President,                   Vice President and Chief Financial
General Counsel and Secretary               Officer